Exhibit 99.1

Sun Hydraulics Reports Strong First Quarter Results

SARASOTA, FLA, May 6, 2013 – Sun Hydraulics Corporation (NASDAQ: SNHY) today reported financial results for the first quarter of 2013 as follows:

(Dollars in millions except net income per share)
	March 30, 2013	March 31, 2012	Decrease

Three Months Ended
Net Sales	$51.1	$55.3	-8%
Net Income	$9.6	$10.6	-9%
Net Income per share:
Basic	$0.37	$0.41	-10%
Diluted	$0.37	$0.41	-10%

“Sales were in line with our forecast with higher-than expected earnings,” said Allen Carlson, Sun Hydraulics’ President and CEO. “Sales, while down year-over-year, showed sequential improvement, which is our normal seasonal pattern. We expect this trend to continue in the second quarter as we remain optimistic about the global economy.”

“In April, we acquired the remaining portion of WhiteOak Controls, the electronics company that developed and supplies our integrated amplifiers,” Carlson reported. “We will fold WhiteOak into HCT which we expect to accelerate innovative product development and further strengthen both HCT’s offerings and the WhiteOak technology. Our evolving electronic products and capabilities are key differentiators that will help Sun sustain and improve on its competitive advantages.”

“There are many positive signals - housing, industrial production, PMI and GDP - to name a few, that indicate to us the global macro economy is slowly regaining its health,” Carlson concluded. “In the short term, Sun is well positioned to take advantage of any general economic strength. We have the capacity to meet our customers’ delivery requirements with superior service levels. In the intermediate and longer term, we are adding new capacity through the construction of a new manufacturing plant, our third in the Sarasota area, that will be ready for use later this year. The layout of the new facility will make us more productive and efficient, as we continue to develop and launch new products and services that anticipate market needs.”

Outlook

Second quarter 2013 revenues are expected to be approximately $55 million, down approximately 4% from the second quarter of 2012, but up 8% from the first quarter of 2013. Earnings per share are estimated to be $0.41 to $0.43 compared to $0.43 in the same period a year ago.

Webcast

Sun Hydraulics Corporation will broadcast its 2013 first quarter financial results conference call live over the Internet at 9:00 A.M. E.T. tomorrow, May 7, 2013. To listen to the webcast, go to the Investor Relations section of www.sunhydraulics.com.

Webcast Q&A

If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-888-438-5519 and using 9385208 as the access code. Questions also may be submitted to the Company via email by going to the Sun Hydraulics website, www.sunhydraulics.com, and clicking on Investor Relations on the top menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com, which will open an email window to type in your message. Sun management will then answer these and other questions during the Company’s webcast. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

FORWARD-LOOKING INFORMATION

Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended March 30, 2013, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended December 29, 2012. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Three Months Ended
	March 30, 2013	March 31, 2012

Net sales	$51,060	$55,274

Cost of sales	30,556	33,056

Gross profit	20,504	22,218

Selling, engineering and administrative expenses	6,572	6,954

Operating income	13,932	15,264

Interest income, net	(196)	(341)
Foreign currency transaction gain, net	(120)	(11)
Miscellaneous (income) expense, net	94	(125)

Income before income taxes	14,154	15,741

Income tax provision	4,579	5,118

Net income	$9,575	$10,623

Basic net income per common share	$0.37	$0.41

Weighted average basic shares outstanding	26,131	25,785

Diluted net income per common share	$0.37	$0.41

Weighted average diluted shares outstanding	26,132	25,834

Dividends declared per share	$0.180	$0.210

SUN HYDRAULICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 30, 2013	December 31 2012
Assets
Current assets:
Cash and cash equivalents	$40,575	$34,478
Restricted cash	$315	329
Accounts receivable, net of allowance for doubtful accounts of $127 and $124	18,926	14,394
Inventories	12,510	12,559
Income taxes receivable	—	728
Deferred income taxes	412	248
Marketable securities	35,367	37,700
Other current assets	3,084	2,009

Total current assets	111,189	102,445

Property, plant and equipment, net	65,948	64,672
Goodwill	4,402	4,472
Other assets	3,341	3,532

Total assets	$184,880	$175,121

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$5,163	$4,606
Accrued expenses and other liabilities	3,944	7,641
Income taxes payable	3,430	—
Dividends payable	2,360	—

Total current liabilities	14,897	12,247

Deferred income taxes	7,397	7,230
Other liabilities	373	371

Total liabilities	22,667	19,848

Shareholders’ equity:
Common stock	26	26
Capital in excess of par value	61,901	57,402
Retained earnings	102,106	97,242
Accumulated other comprehensive income (loss)	(1,820)	603

Total shareholders’ equity	162,213	155,273

Total liabilities and shareholders’ equity	$184,880	$175,121

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Three Months Ended
	March 30, 2013	March 31, 2012
Cash flows from operating activities:
Net income	$9,575	$10,623
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,796	1,793
(Gain) loss on disposal of assets	(2)	(21)
Unrealized foreign exchange gain	—	(19)
Stock-based compensation expense	691	641
Allowance for doubtful accounts	3	18
Provision for deferred income taxes	3	3
(Increase) decrease in:
Accounts receivable	(4,535)	(5,493)
Inventories	49	(1,370)
Income taxes receivable	728	120
Other current assets	(1,075)	(646)
Other assets, net	136	93
Increase (decrease) in:
Accounts payable	557	1,233
Accrued expenses and other liabilities	(156)	701
Income taxes payable	3,430	3,964
Other noncurrent liabilities	2	84

Net cash from operating activities	11,202	11,724

Cash flows used in investing activities:
Capital expenditures	(3,365)	(1,786)
Proceeds from dispositions of equipment	—	21
Purchases of marketable securities	(6,997)	(4,638)
Proceeds from sale of marketable securities	8,809	712

Net cash used in investing activities	(1,553)	(5,691)

Cash flows used in financing activities:
Proceeds from stock issued	267	142
Dividends to shareholders	(2,351)	(5,437)
Change in restricted cash	14	2

Net cash used in financing activities	(2,070)	(5,293)

Effect of exchange rate changes on cash and cash equivalents	(1,482)	1,335

Net increase (decrease) in cash and cash equivalents	6,097	2,075

Cash and cash equivalents, beginning of period	34,478	51,262

Cash and cash equivalents, end of period	$40,575	$53,337

Supplemental disclosure of cash flow information:
Cash paid:
Income taxes	$418	$1,032
Supplemental disclosure of noncash transactions:
Common stock issued for shared distribution through accrued expenses and other liabilities	$3,247	$3,753
Common stock issued for deferred director’s compensation through other noncurrent liabilities	$294	$—

Contact:

Richard K. Arter

Investor Relations

941-362-1200

Tricia Fulton

Chief Financial Officer

941-362-1200